Exhibit (d) 23 under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

EXHIBIT C
to the
Investment Advisory Contract

FEDERATED INSURANCE SERIES
Federated Clover Value Fund II
(formerly, Federated American Leaders Fund II)

For all services rendered by Adviser hereunder, the above-named Fund(s) of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .75 of 1% of the average daily net assets of the Fund(s).

The portion of the fee based upon the average daily net assets of the Fund(s) shall be accrued daily at the rate of 1/365th of .75 of 1% applied to the daily net assets of the
Fund(s).

The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this 1st day of May, 2009.

Federated Global Investment Management Corp.

By:  /s/ John B. Fisher
Name:  John B. Fisher
Title:  President and CEO

Federated Insurance Series

By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President